Exhibit 99.2

Trinity Capital Inc. Declares Cash Dividend of $0.27 per Share for the Third Quarter of 2020

PHOENIX, November 12, 2020 /PRNewswire/ -- Trinity Capital Inc. (“Trinity” or the “Company”), a leading specialty lending company that provides debt and equipment financing to growth stage companies backed by technology banks, venture capital and private equity firms, today announced that its Board of Directors has declared a distribution of $0.27 per share with respect to the quarter ending September 30, 2020. The dividend represents an annualized return of approximately 8.3% based on the Net Asset Value per share of $13.01 at September 30, 2020. The distribution will be payable on December 4, 2020 to shareholders of record as of November 20, 2020.

Distributions are paid from taxable earnings and may include a return of capital and/or capital gains.  The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company's periodic reports filed with the Securities and Exchange Commission.

About Trinity Capital Inc.

Trinity, an internally managed specialty lending company that has elected to be regulated as a BDC under the Investment Company Act of 1940, is a leading provider of debt and equipment financing to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity’s investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term debt and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies. For more information, please visit https://trincapinvestment.com/.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
ir@trincapinvestment.com